Consent of Independent Registered Public Accounting Firm

ConnectOne Bancorp, Inc. (formerly Center Bancorp, Inc.)
Englewood Cliffs, NJ

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 4, 2014, relating to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2013 of ConnectOne Bancorp, Inc. appearing in the Company's Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO, USA LLP
BDO, USA LLP
Philadelphia, Pennsylvania
August 23, 2016